December 21, 2012

TF1 & Discovery Communications finalize agreement and move forward to build three-tier strategic alliance across Eurosport, four payTV channels and production
Following a favourable opinion from the employee representative bodies and in line with the terms of the press release published on 13 December 2012, TF1 and Discovery Communications are announcing the signature and closing today of their strategic alliance agreement.
The acquisition by Discovery of the 20% interest in Eurosport was based on an enterprise valuation of €170 million (approximately US$221.6 million).  The acquisition by Discovery of the 20% interest in Pay TV (TV Breizh, Histoire, Ushuaïa TV and Stylía) was based on an enterprise valuation of €14 million (approximately US$18.2 million).
Commenting, Nonce Paolini, Chairman and CEO of TF1, said: “I am very pleased to sign this major agreement with one of the world’s largest media companies. It ties in with TF1’s determination to open up ambitious prospects for its pay TV channel distribution business, while ensuring the territorial development of Eurosport worldwide and optimising the distribution of its channels in France. It also enables TF1 Production to grow its expertise in content creation outside France”.
Mark Hollinger, president and CEO of Discovery Networks International stated, “I am delighted to be able to start working more closely with the TF1 teams across Eurosport, their four payTV channels and their production teams. Bringing TF1’s strong flagships and sports programming, and pan regional sales expertise to Discovery’s powerful brand, global footprint and local sales expertise represents a win-win in my book. I look forward to a very successful relationship over the next two years and beyond.”
Rothschild Inc. acted as financial advisor to Discovery Communications on this transaction. DLA Piper served as legal advisors. Darrois Villey Mailot Brochier served as legal advisors to TF1 on this transaction.
About Discovery Communications
Discovery Communications (Nasdaq: DISCA, DISCB, DISCK) is the world's #1 nonfiction media company reaching more than 1.8 billion cumulative subscribers in 217 countries and territories. Discovery is dedicated to satisfying curiosity through 153 worldwide television networks, led by Discovery Channel, TLC, Animal Planet, Science and Investigation Discovery, as well as U.S. joint venture networks OWN: Oprah Winfrey Network, The Hub and 3net, the first 24-hour 3D network. Discovery also is a leading provider of educational products and services to schools and owns and operates a diversified portfolio of digital media services, including Revision3. For more information, please visit www.discoverycommunications.com.

TF1 (NYSE Euronext Paris: FR0000054900 / TFI) is an integrated media group with a range of businesses in high-growth segments. Its corporate mission is to inform and entertain. In freeview television, the Group’s channels are TF1 (the major events channel, no. 1 in France), TMC (no. 5 in France, and no.1 digital terrestrial channel), NT1, and HD1 (to be launched in December 2012). The TF1 Group is also present in pay TV with Eurosport (the leading pan-European sports broadcasting platform, received by 130 million households in Europe), TV Breizh (France’s no 1 cable/satellite channel), Ushuaïa TV, Histoire, Stylía and LCI.
The TF1 group’s activities span the entire value chain in the broadcasting industry. TF1 has also created a broad range of merchandising spin-offs from its main channel. Harnessing the growth of the Internet and new technologies, TF1 produces, develops and publishes new interactive content and services for the Web, smartphones, tablet computers and connected TV. For more information please visit www.groupe-tf1.fr.

CONTACTS

DISCOVERY COMMUNICATIONS	TF1
Corporate communications: michelle_russo@discovery.com elizabeth_hillman@discovery.com	Corporate communications: vduval@tf1.fr
Investor relations: craig_felenstein@discovery.com	Investor relations: comfi@tf1.fr

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